EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report dated February 24, 2014 on the February 20, 2014 financial statement assets and liabilities of the Horizons Korea KOSPI 200 ETF, one of the series in the Horizons ETF Trust, in the Statement of Additional Information, in the Pre-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 333-192751), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
February 24, 2014